Exhibit (r)

Variable Universal Life Plus

Issued by The Northwestern Mutual Life Insurance Company

and Northwestern Mutual Variable Life Account II (the “Separate Account”)

Summary Prospectus for New Investors

May 1, 2021

This Summary Prospectus summarizes key features of your individual flexible premium variable universal life policy (the “Policy”). Before you invest, you should also review the prospectus for the Policy, which contains more information about the Policy’s features, benefits, and risks. You can find this document and other information about the Policy, including the annual and semi-annual reports for your underlying portfolios, online at [www.NMwebsite.com]. You can also obtain this information at no cost by calling (866) 464-3800 or by sending an email request to [NMemailaddress.com].

You may cancel your Policy within 10 days of receiving it without paying fees or penalties.

In some states, this cancellation period may be longer. Depending on your state of issue, upon cancellation you will receive either the full amount of your Premium Payment(s) or the Policy’s Contract Fund Value. You should review the prospectus, or consult with your Financial Representative, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

The Securities and Exchange Commission (“SEC”) has not approved or disapproved the Policy or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.

Subject to the limitations discussed in the prospectus for the Policy, you may choose to invest your Net Premiums in up to 30 Divisions of the Northwestern Mutual Variable Life Account II (the “Separate Account”) as well as a fixed option under certain circumstances. Each Division of the Separate Account invests exclusively in shares of a single series of a Fund (i.e., an underlying portfolio).

As permitted by regulations adopted by the Securities and Exchange Commission, paper copies of your underlying Portfolios’ shareholder reports will no longer be sent by mail unless you specifically request paper copies of the reports from us at (888) 455-2232 free of charge. Instead, your Portfolio annual and semi-annual reports will be made available on [www.NMwebsite.com] and you will be notified by mail each time a report is posted and provided with a link to access the report for each Portfolio. Your election to receive shareholder reports in paper will apply to all future reports for all Portfolios available under your Policy. If you already elected to receive shareholder reports electronically, you will not be affected by this change, will continue to receive reports electronically and you need not take any action. You may elect to receive shareholder reports (and other communications) electronically by signing up for eDelivery at [NMwebsite.com].

Contents

Important Information You Should Consider About the Policy	2
Overview of the Policy	4
Standard Death Benefits	6
Other Benefits Available Under the Policy	6
Premium Payments	8
How Your Policy Can Lapse	8
Making Withdrawals: Accessing Money in Your Policy	9
Fee and Expense Tables	9
Transaction Fees	9
Periodic Charges (Other than Portfolio Operating Expenses)	10
Annual Portfolio Operating Expenses	13
Glossary	14
Additional Information	17
APPENDIX: Portfolios Available under Your Policy	18

Important Information You Should Consider About the Policy

An investment in the Policy is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the prospectus for the Policy for additional information about these topics.

FEES AND EXPENSES		Cross-Reference(s) to Location in Prospectus
Surrender Charge (Charges for Early Withdrawals)

If you surrender your Policy (or if you change your Policy to Paid-up insurance) in the first ten Policy Years you will be assessed a surrender charge of up to 50% of the Target Premium (in Policy Years 1-5, grading down monthly in Policy Years 6-10 to 0%).

For example, if you surrender your Policy and your total Target Premium amount was $100,000, you could pay a surrender charge of up to $50,000.

Fee and Expense Tables – Transaction Fees (Surrender Charge)
Transaction Charges

In addition to surrender charges, you may also be charged for other transactions, such as certain tax-related charges, a front-end sales load, charges for transferring between investment options, withdrawals (other than full surrenders), requesting more than one illustration in a Policy Year, changes to your Death Benefit Option or Specified Amount, as well as charges for expedited delivery or wire transfers.

Fee and Expense Tables – Transaction Fees
Ongoing Fees and Expenses (annual charges)

In addition to the charges above, investment in the Policy is subject to ongoing fees and expenses, including fees and covering the cost of insurance and optional benefits available under the Policy you may pay each year. These fees are generally based on characteristics of the insured (e.g., age, sex and rating classification). You should review your Policy specifications page for specific rates applicable under your Policy.

You bear the expenses associated with the Portfolios available under your Policy, the range for which is shown in the following table:

Annual Fee                        Minimum*            Maximum*

Investment Options                 %                             %

(Portfolio company

fees and expenses)

*As a percentage of Portfolio Assets.

Fee and Expense Tables – Periodic Charges (Other than Portfolio Operating Expenses) Fee and Expense Tables – Annual Portfolio Operating Expenses

RISKS		Cross-Reference(s) to Location in Prospectus
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.	Risks of the Policy – Investment Risk and The Funds
Not a Short-Term Investment	The Policy is not a short-term investment and is not appropriate for you if you need ready access to cash. Surrender charges apply in the first 10 Policy Years and the value of your Policy and Life Insurance Benefit will be reduced if you withdraw money. In addition, your Policy has adopted measures to deter short-term trading that may trigger additional restrictions on your Policy. Finally, short-term investment in the Policy may mean a reduction in the benefits of tax deferral.	Risks of the Policy – Policy for Long-Term Protection

Risks Associated with Investment Options

Investment in the Policy is subject to the risk of poor investment performance and can vary depending on the performance of the investment options (Portfolios) available under the Policy. Each Portfolio (including any fixed account investment option) will have its own unique risks and you should review these investment options before making an investment decision.

Risks of the Policy – Investment Risk Also see The Funds and The Fixed Option (NM Strength and Stability Account) sections
Insurance Company Risks

Investment in the Policy is subject to the risks related to the Depositor (Northwestern Mutual), and any obligations (including under any fixed account investment options), guarantees, or benefits are subject to the claims-paying ability of Northwestern Mutual. More information about Northwestern Mutual, including its financial strength ratings, is available upon request by calling toll free (866) 464-3800.

Risks of the Policy – Investment Risk and the Northwestern Mutual section.
Policy Lapse

Insufficient Premium Payments, poor investment results, withdrawals, unpaid loans, or loan interest may cause your Policy to lapse, meaning you will no longer have any life insurance coverage and death benefits will not be paid. After lapse, you may reinstate the Policy subject to certain conditions described in the prospectus, including the payment of the Minimum Payment Amount, required to keep the Policy in force.

Risks of the Policy – Policy Lapse Information About the Policy – Termination and Reinstatement

RESTRICTIONS		Cross-Reference(s) to Location in Prospectus
Investments

Transfers to the Government Money Market Division and the Policy’s fixed option, the NM Strength and Stability Account (the “SAS Account”), are subject to certain restrictions. We do not permit transfers from the SAS Account to the Divisions. The SAS Account will become available under the Policy beginning on June 7, 2021.

The Fixed Option (NM Strength and Stability Account)

Transfers from the Divisions must be in amounts greater than or equal to 1% of assets in the Divisions, may be subject to charges, and are subject to the Policy’s short-term and excessive trading policies. Currently, there is no charge when you transfer Contract Fund Value among Divisions and the SAS Account. However, we reserve the right to charge $25 for each transfer.

Information about the Policy – Other Policy Transactions (Transfers and Short-Term and Excessive Trading)
	Under certain circumstances Northwestern Mutual reserves the right to remove a Portfolio or substitute another Portfolio or mutual fund for such Portfolio.	Information about the Policy – Other Policy Transactions (Substitution of Portfolio Shares and Other Changes)
Optional Benefits	Optional benefits are subject to additional charges and payments made under these benefits are generally subject to the same transaction fees as other premium payments but may be treated differently for other purposes (e.g., certain death benefit minimums). Optional benefits are not available for all ages (or may terminate at certain ages) and underwriting classifications. We may stop offering an optional benefit at any time.	Information about the Policy – Optional Benefits

TAXES	Cross-Reference(s) to Location in Prospectus
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the Policy. There is no additional tax benefit if the Policy is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will generally be subject to ordinary income tax, and may be subject to tax penalties.

Tax Considerations

CONFLICTS OF INTEREST	Cross-Reference(s) to Location in Prospectus
Investment Professional Compensation

The Policy is sold exclusively through financial representatives of Northwestern Mutual’s affiliated broker-dealer, who are compensated with a commission based on a percentage of premium, and Northwestern Mutual may share revenue it earns on the Policy with its affiliated broker-dealer. These financial representatives may have a financial incentive to offer or recommend the Policy over other investments.

Distribution of the Policy
Exchanges

Some financial representatives may have a financial incentive to offer a new Policy in place of the one you already own. You should only exchange an existing Policy if you determine, after comparing the features, fees and risks of both policies, that it is preferable to purchase the new Policy rather than continue to own an existing policy.

None

Overview of the Policy

What is the Policy, and what is it designed to do?

The Policy is an individual flexible premium variable universal life insurance policy, the purpose of which is primarily to provide life insurance protection (e.g., a death benefit), while providing the long-term accumulation of assets through allocations to a variety of Divisions and/or a fixed account option. The Policy may be appropriate if you have a long-term investment horizon and is not intended for short-term investment, and is therefore not appropriate for people who may need to make early or frequent withdrawals or who intend to engage in frequent trading. You may want to consult your financial or tax advisor.

In exchange for your Premium Payments, upon the death of the Insured, we will pay the beneficiary the Death Benefit to your beneficiary based on one of three death benefit options available under the Policy. Subject to certain limitations, you can change the Death Benefit option you selected.

How are Premium Payments treated under the Policy?

When you apply for the Policy, you must make a minimum initial Premium Payment to put your Policy in force. No insurance will take effect until the minimum initial Premium Payment is made. The minimum initial Premium Payment is based on the Issue Age, underwriting classification and sex of the Insured, the Initial Specified Amount, any optional benefits and, if applicable, the Death Benefit Guarantee Period. For certain Death Benefit Guarantee Periods, a minimum Premium Payment is required to be paid in the first Policy Year.

Although you must make sufficient Premium Payments to keep the Policy in force, after we issue the Policy there is no required schedule or amount of Premium Payments. However, if you elect a Death Benefit Guarantee, a minimum Premium Payment is required. Unless the Death Benefit Guarantee is available to keep your Policy from terminating, investment results of the Divisions to which your Net Premium is allocated will affect the Premium Payments you are required to make to keep your Policy in force.

When a Premium Payment is received in Good Order at our Home Office after the Policy is in-force, we deduct a Premium Tax Charge, Federal Deferred Acquisition Cost Charge and Sales Load to cover taxes and acquisition and distribution expenses, respectively, and the remaining amount, known as the Net Premium, is allocated among the Divisions and the SAS Account, if available, according to your current allocation instructions in the Application or supplement to the Application. Depending on the state in which we issue the Policy, we may hold your initial Net Premium in the Government Money Market Division until the latest of the day we receive your initial Premium Payment, the day after your right to return the Policy expires and the day we receive notice of delivery of your Policy.

Investments in the Policy’s Divisions are held in the Separate Account which is an account separate from our General Account assets. We have established a segment within the Separate Account to receive and invest Net Premium for the Policies. Currently, the Policy segment is divided into over 40 Separate Account Divisions. Each Division purchases shares in a corresponding Portfolio. Information about each corresponding Portfolio is provided at the back of this Prospectus. See APPENDIX: Portfolios Available under Your Policy.

Net Premium applied and amounts transferred to the SAS Account accrue interest daily at an effective annual rate the Company determines without regard to the investment experience of the General Account. The SAS Account is the sum of two separate balances, a Tier One balance and a Tier Two balance. The Tier One balance credits an annual guaranteed effective interest rate at least as high as the Tier Two balance. The Company guarantees a minimum annual effective interest rate of 1.50% for the Tier One balance and 1.25% for the Tier Two balance.

Payment of insufficient Premiums may result in the Policy terminating or lapsing, subject to the Death Benefit Guarantee explained below (if applicable).

Q. What are the primary features and options that the Variable Universal Life Plus Policy offers?

A.

Choice of Death Benefit Options. You may choose among three Death Benefit options, a death benefit based on the Specified Amount (Option A), on the Specified Amount plus Policy Value (Option B) or on the Specified Amount plus Cumulative Premiums paid (less any Cumulative Withdrawals)(Option C). See the Death Benefit sections in this Summary Prospectus and the prospectus for more information.

B.

Surrenders and Withdrawals. You may surrender your Policy, and we will pay you its Cash Surrender Value (Policy Value less any Policy Debt and any surrender charge). You may also withdraw a part of the Policy Value. A withdrawal reduces the Policy Values, may reduce the Specified Amount of the Policy, and may increase the risk that the Policy will terminate or lapse. Surrenders and withdrawals may have adverse tax consequences.

C.

Loans. You may take a loan on the Policy that when added to existing Policy Debt does not exceed the Loan Value of the Policy. The Policy secures the loan. Taking a loan may have adverse tax consequences and will increase the risk that your Policy may terminate or lapse.

D.

Transfers. Generally, you may transfer Contract Fund Value among the Divisions and the SAS Account, subject to certain restrictions on transfers to the Government Money Market Division and SAS Account. We also offer four asset allocation models and two automated transfer programs: Dollar Cost Averaging and Portfolio Rebalancing.

E.

Death Benefit Guarantee. During a defined period elected at issue, your Policy will not terminate or lapse, even if the Cash Surrender Value is not enough to pay Monthly Policy Charges, as long as you have made specified minimum Premium Payments. However, even if specified minimum Premium Payments have been made, Policy loans and withdrawals could cause the Policy to terminate.

F.	Collateral Assignment. Subject to our approval, you may generally assign the Policy as collateral for a loan or other obligation.

G.	Tax Treatment. You are generally not taxed on the Policy’s earnings until you withdraw Policy Value from your Policy. This is known as tax deferral.

H.

Additional Benefits. There are additional benefits you may add to your Policy. An additional charge may apply if you elect an additional benefit. The additional benefits available with this Policy are listed in the “Other Benefits Available under the Policy” sections of this Summary Prospectus and the prospectus.

Standard Death Benefits

The Policy offers three Death Benefit options based on your “Specified Amount,” which is an amount you select, subject to minimums (currently $100,000 for most ages) and underwriting requirements and the “Minimum Death Benefit,” which is the amount required by federal tax law to maintain the Policy as a life insurance contract. The three standard Death Benefits the Owner must choose on the Application are:

Option A – the greater of the Specified Amount or the Minimum Death Benefit;

Option B – the greater of the Specified Amount plus Policy Value or the Minimum Death Benefit; or

Option C – the greater of the Specified Amount plus Cumulative Premiums minus Cumulative Withdrawals or the Minimum                     Death Benefit.

No matter which Death Benefit you choose, insurance coverage becomes effective on the date we issue the Policy (generally the date on which we accept your Application, determine you meet our underwriting and administrative requirements and receive any required initial premium). The Death Benefit is usually payable within seven days after we receive satisfactory proof of the Insured’s death and is calculated as of the date of the Insured’s death. Amounts payable will include deductions for any Policy debt, withdrawals made after the Insured’s death or adjustments required if the Insured dies during a Policy Grace period. We increase the Death Benefit, if necessary, in order for the Policy to meet Minimum Death Benefit requirements.

Amounts paid under the Death Benefit are payable in a lump sum or under one of the fixed Income Plan options chosen by the Owner. If an Income Plan was not previously elected by the Owner (while the Insured was living or within 60 days after the death of the Insured if the Insured was not the Owner) and in lieu of a lump sum or other payment agreed to by the Company, the beneficiary (or contingent beneficiary) may elect to receive his or her share by a fixed Income Plan offered by the Policy.

The Policy also offers an optional Death Benefit Guarantee under which you select a Death Benefit Guarantee Period during which the Policy is guaranteed not to terminate provided certain conditions are met during a specified period. After a Policy is issued, you may change the Policy’s Death Benefit option or change the Specified Amount, generally upon written request, subject to our approval.

Other Benefits Available Under the Policy

In addition to the standard death benefits associated with your Policy, other standard and/or optional benefits may also be available to you. The following table(s) summarize information about those benefits. If applicable, information about the fees associated with each benefit included in the table may be found in the Fee and Expense Tables.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Limitations/Restrictions
Waiver Benefit: Payment of Selected Monthly Premium Upon Total Disability	Provides for the payment of certain premium amounts that come due during the total disability of the Insured	Optional	• Not available for all ages or underwriting classifications • The disability must result from an accident or sickness and must last for at least six months • There is a charge for this benefit
Additional Purchase Benefit	Allows the Owner to purchase additional life insurance policies on the life of the Insured without proof of insurability	Optional	• Not available for all ages or underwriting classifications • There is a charge for this benefit

Death Benefit Guarantee	Allows you to select a Death Benefit Guarantee Period during which the Policy is guaranteed not to terminate due to insufficient value in your Policy	Optional	• Must be elected at issue • Monthly charges will reduce the value in your Policy during the guarantee period, which may eventually result in termination • There is a charge for this benefit
Death Benefit Guarantee Premium Suspension	Allows for the suspension of required premiums during the Death Benefit Guarantee Period until your next Policy Anniversary	Standard	• May expire earlier than your next Policy Anniversary under certain circumstances (i.e., “retest events”)
Fixed Option (NM Strength and Stability Account or “SAS Account”)	In addition to the investment options that vary with the investment experience of the underlying Portfolios, the Policy also offers a fixed option (SAS Account) that earns interest at declared rates	Standard

•  Principal and interest rates for fixed amounts guaranteed by Northwestern Mutual are subject to its claims-paying ability

•  Allocations to and from the SAS Account is subject to special restrictions (see above)

Income Plans	In lieu of a lump sum, the Death Benefit and surrender proceeds may be payable under a fixed Income Plan	Standard	• Payments are subject to fixed rates and not investment performance of the Portfolios • Must be selected while the Insured is living or within 60 days after the death of the Insured
Exchange for a Fixed Benefit Policy	Allows you to exchange your Policy for a life insurance policy with benefits that do no vary with the investment experience of the underlying Portfolios	Standard	• Requires premium payments be duly paid • There may be a cost associated with exchange • Exchange may have tax consequences
Paid-up Insurance	Under certain conditions allows the Owner to change the Policy to a policy free of minimum premium payment obligations	Standard

•  Election is irrevocable

•  Policy debt and charges continue

•  When in force as Paid-up insurance, no additional premium is allowed on the Policy, your Death Benefit option will be irrevocably changed and you may not add optional benefits to the Policy

Dollar Cost Averaging	On a monthly basis, automatically transfers a specific amount from the Government Money Market Division into to the other Divisions you have selected	Standard
Portfolio Rebalancing	Automatically rebalances the Divisions you select (either monthly, quarterly, semi-annually or annually) to maintain your chosen allocations among the Divisions	Standard	• The SAS Account is not included in portfolio rebalancing
Asset Allocation Models	Allocation models are available that comprise a combination of Divisions representing various asset classes with various levels of risk tolerance.	Standard	• Only one model is available at a time • Models are “static” and therefore the Owner must make an affirmative election to change models • Available models may change in the future

Premium Payments

When you apply for a Policy, you must instruct us in the Application or supplement to the Application to allocate your Net Premium to one or more of the investment options including the SAS Account. Net Premiums are Premium Payments less deductions, such as premium expense charges. Premium Payments provided prior to the In Force date will be placed in our General Account. On the In Force Date initial Net Premium is allocated to either the Government Money Market investment Division (if prior to the Initial Allocation Date) or your selected investment options, including the SAS Account. Your Initial Allocation Date is based on the date we approve your Policy, any later Policy date you choose, as well as your state of issue and its right to return laws. Your initial allocation instructions remain in effect for subsequent Premium Payments until we receive your request to change them.

A minimum initial Premium Payment (based on age, underwriting classification, your Specified Amount, any optional benefits and, if applicable, the Death Benefit Guarantee Period) is required to put the Policy in force. For certain Death Benefit Guarantee Periods, a minimum Premium Payment is required to be paid in the first Policy Year. Although you must make sufficient Premium Payments to keep the Policy in force, after issue there is no required schedule or amount of Premium Payments required. However, if you elect a Death Benefit Guarantee, a minimum Premium Payment is required to meet the test required to maintain the guarantee. In addition to restrictions on transfers among investment options (including the SAS Account), there are also limits on allocations into the Government Money Market Division and/or the SAS Account (which vary depending on whether you have a Death Benefit Guarantee as noted in the prospectus) as follows:

•

Amounts may not be allocated into the SAS Account and/or the Government Money Market Division if such allocation would cause the sum of the amounts in these options to exceed the limits described in the Policy

•

No Net Premium may be allocated to the SAS Account and/or the Government Money Market Division if such allocation would cause the sum of the Net Premium in these options to exceed the limits described in the Policy

•

No amounts may be allocated to the SAS Account if the current declared annual effective interest rate for the tier two portion of the SAS account is not greater than the minimum guaranteed annual effective interest rate

You may not make any Premium Payments after the Policy anniversary nearest the Insured’s 121st birthday and additional Premium Payments may not be less than $25. A Premium Payment that would either exceed Cumulative Premiums illustrated in the Application or increase the Policy’s Death Benefit more than it increases the Policy Value will be accepted only if: the insurance in force, as increased, will be within issue limits; our insurability requirements are met; and the Premium Payment is received prior to the Policy Anniversary nearest the Insured’s 85th birthday. We also may limit the processing of Premium Payments as necessary for the Policy to qualify as life insurance under federal tax law, to avoid classification as a modified endowment policy, or if mandated under applicable law. In addition, minimum payments may be required during the Policy Grace Period to avoid lapse (see “How Your Policy Can Lapse” below).

The Policy has a Minimum Death Benefit, which is the amount required by federal tax law to maintain the Policy as a life insurance contract. A Policy must satisfy a testing method (irrevocably chosen at time of issue) that requires the Death Benefit to equal or exceed a defined relationship, or multiple of, the Policy’s value. Such a test may limit the amount of Premium Payment that may be paid in each Policy Year.

How Your Policy Can Lapse

Unless the Death Benefit Guarantee is in effect, if the value of your Policy is less than Monthly Policy Charges as of a Monthly Processing Date, your Policy will enter a 61 day Policy Grace Period. At the end of the Policy Grace Period your Policy will terminate (i.e., lapse) with no value and your insurance coverage will end, unless you submit a payment to keep the Policy in force. We will send you a notice indicating the minimum payment amount required to keep the Policy in force and the date by which you must make the payment. The payment must equal an amount that will cover all Monthly Policy Charges that were due and unpaid before the end of the Policy Grace Period and cover Monthly Policy Charges for three months. If the Insured dies during the Policy Grace Period we will deduct any Monthly Policy Charges due and unpaid from the Death Benefit.

If your Policy lapses you may reinstate it within three years (or longer if required under state law) following the termination date, subject to our approval, satisfaction of our current underwriting requirements and provided you make at least the minimum payment (see above). To reinstate the Policy, you must make a Premium Payment equal to an amount that will cover all Monthly Policy Charges that were due and unpaid before the end of the Policy Grace Period and cover Monthly Policy Charges for three months. Any Policy Debt that was outstanding when the Policy terminated will also be reinstated. On the effective date of the reinstatement, your Policy Value will be equal to the sum of Net Premium paid upon reinstatement and any Policy Debt on the termination date minus the total of Monthly Policy Charges due and unpaid prior to the end of the Policy Grace Period and the Monthly Policy Charge due on the date of reinstatement. Net Premium paid upon reinstatement will not include any interest from the date of the lapse. Upon reinstatement, your Policy Date will not change and your Death Benefit will remain the same as of the date of lapse and fees and charges that vary by Policy Year will take into account the period of time your Policy was terminated. If a surrender charge was assessed at the time of lapse, the Policy Value when a Policy is reinstated will include a credit for such surrender charge.

Making Withdrawals: Accessing Money in Your Policy

You may surrender your Policy for the Cash Surrender Value (the Policy value minus debt and surrender charge) at any time while the Insured is alive and the Policy is in force. We determine the Cash Surrender Value on the date your request for surrender (received in Good Order) is effective, which is generally any day the NYSE is open (if received before 4:00 p.m. Eastern Time) or on the next day the NYSE is open if received after. We may require you to return your Policy to our Home Office when you request a surrender of the Policy. We will pay surrender proceeds in a lump sum or under an Income Plan option you select. We will generally pay surrender proceeds within seven days of the effective date of the request.

Upon written request while the Insured is alive (up to his or her 121st birthday) and the Policy is in force, you may also make a withdrawal, subject to the Company’s right to assess a charge in an amount up to $25 per withdrawal (currently waived). You may make no more than four withdrawals in a Policy Year. Each withdrawal must be at least $250, and you may not withdraw an amount that would:

•

reduce the Loan Value, net of any applicable service charge, to less than the Policy Debt (the Loan Value is an amount equal to 90% of the excess of your Policy Value over any applicable surrender charge less Policy Debt);

•

for a Policy with Death Benefit Option A, withdraw an amount which would reduce the Specified Amount to less than the minimum Specified Amount required for issuance of a Policy at the time of withdrawal (unless this Policy is in force under Paid-up Insurance); or

•	reduce the Cash Surrender Value to less than the sum of three times the most recent Monthly Policy Charge.

A withdrawal may also decrease the Specified Amount used to determine the Death Benefit for certain Death Benefit Options.

Written requests for withdrawal will be processed and effective on the date we receive the request in Good Order at our Home Office. Requests received any day the NYSE is open, if received before 4:00 p.m. Eastern Time, are deemed received and effective that day. If the request is received after 4:00 p.m. Eastern Time, the request will be deemed to be received and effective on the next day the NYSE is open. We will generally pay withdrawal proceeds within seven days of the effective date of the request.

Fee and Expense Tables

The following tables describe the fees and expenses that are payable when you buy, own, surrender or make withdrawals from the Policy. Please refer to your Policy specifications page for information about the specific fees you will pay each year based on the options you have elected.

Transaction Fees

The table below describes the fees and expenses that are payable at the time that you buy the Policy, make premium payments, surrender the Policy, make withdrawals, transfer assets, or make certain changes to the Policy.

Amount Deducted
Charge	When Charge is Deducted	Guaranteed Maximum Charge	Current Charge
Premium Tax Charge	Upon each Premium Payment	No maximum—Charges may increase to reflect actual costs	2.00% of Premium Payment
Federal Deferred Acquisition Cost Charge[1]	Upon each Premium Payment		0.55% of Premium Payment
Sales Load	Upon each Premium Payment	Same as current charge	6.95% of premium up to Target Premium[2] and 5.60% of premium in excess of Target Premium in Policy Years 1-10; 3.95% of premium up to Target Premium and 5.60% of premium in excess of Target Premium in Policy Years 11-20 and 0.00% beyond year 20
Surrender Charge[3]	Upon surrender or change to paid-up insurance during the first ten Policy Years
Maximum Charge[4]		Same as current charge	50% in Policy Years 1-5 of the Target Premium, grading down monthly in Policy Years 6-10 to 0%

Amount Deducted
Charge	When Charge is Deducted	Guaranteed Maximum Charge	Current Charge
Minimum Charge[5]		Same as current charge	13% in Policy Years 1-5 of the Target Premium, grading down monthly in Policy Years 6-10 to 0%
Charge for Insured Issue Age 35		Same as current charge	50% in Policy Years 1-5 of the Target Premium, grading down monthly in Policy Years 6-10 to 0%
Withdrawal Fee[6]	Upon withdrawal	$25.00	Currently waived
Transfer Fee[6]	Upon transfer	$25.00	Currently waived
Change in Death Benefit Option Fee[6]	Upon change in Death Benefit option	$25.00	Currently waived
Change in Specified Amount Fee[6]	Upon change in Specified Amount	$25.00 per change after first change in a Policy Year	Currently waived
Request for Additional Illustration Charge[6,7]	Upon request for more than one illustration in a Policy Year	$25.00 per illustration for each additional illustration in a Policy Year	Currently waived
Expedited Delivery Charge[6,8]	When express mail delivery is requested	$50 per delivery (up to $75 for next day, a.m. delivery) adjusted for inflation[9]	$15 per delivery (up to $45 for next day, a.m. delivery)
Wire Transfer Fee[6,8]	When a wire transfer is requested	$50 per transfer (up to $100 for international wires) adjusted for inflation[9]	$25 per transfer (up to $50 for international wires)

[1]

This charge was previously referred to as the “OBRA Expense Charge” or “Other Premium Expense Charge.” Due to a federal tax law change under the Omnibus Budget Reconciliation Act of 1990, as amended (“OBRA”), insurance companies are generally required to capitalize and amortize certain acquisition expenses rather than currently deduct such expenses. Due to this capitalization and amortization, the corporate income tax burden on insurance companies has been affected. This charge compensates us for the additional corporate income tax burden resulting from OBRA.

[2]

The Target Premium is a hypothetical annual premium which is based on the Specified Amount, Death Benefit option, Death Benefit Guarantee Period, any optional benefits, and characteristics of the Insured, such as factors including but not limited to Issue Age, sex, and underwriting classification. Please see “Target Premium” in the Glossary.

[3]

The initial surrender charge percentage varies by Issue Age and remains level between Policy Years one through five, and declines monthly in Policy Years six through ten to zero. The surrender charge shown in the table may not be representative of the charge a particular Owner would pay.

[4]	The maximum Surrender Charge assumes that the Insured has the following characteristic: Issue Ages 0-54.
[5]	The minimum Surrender Charge assumes that the Insured has the following characteristic: Issue Age 75.
[6]	Fees and charges are deducted from Contract Fund Value (see Glossary).
[7]	An illustration of the Policy’s future benefits and values is provided once a Policy Year at no charge upon request.
[8]	This fee may increase over time to cover our administrative or other costs but will not exceed the maximum charge. We may discontinue this service at any time, with or without notice.
[9]

The Guaranteed Maximum Charges are subject to a consumer price index adjustment in order to accommodate future increases in the costs associated with these requests. The maximum charge will equal the Guaranteed Maximum Charge shown above multiplied by the CPI for the fourth month prior to the time of the charge, divided by the CPI for April, 2018. “CPI” means the Consumer Price Index for All Urban Consumers, United States City Average, All Items, as published by the United States Bureau of Labor Statistics. If the method for determining the CPI is changed, or it is no longer published, it will be replaced by some other index found by the Company to serve the same purpose.

Periodic Charges (Other than Portfolio Operating Expenses)1

The Table below describes the fees and expenses that you will pay periodically during the time that you own the Policy other than the operating expenses for the Portfolios.

Amount Deducted
Charge	When Charge is Deducted	Guaranteed Maximum Charge	Current Charge
Cost of Insurance Charge[2]	Monthly, on each Monthly Processing Date
Maximum Charge[3]		Same as current charge	$83 (monthly) per $1,000 of net amount at risk
Minimum Charge[4]		$0.007 (monthly) per $1,000 of net amount at risk	$0.006 (monthly) per $1,000 net amount at risk

Charge for Insured Age 35, Male, Premier Non-Tobacco underwriting classification[5]		$0.11 (monthly) per $1,000 of net amount at risk in the first Policy Year (varies by Policy Year)	$0.01 (monthly) per $1,000 of net amount at risk in the first Policy Year (varies by Policy Year)
Percent of Contract Fund Value Charge[6]	Monthly, on each Monthly Processing Date	All Policy Years: 0.60% annually (0.05% monthly rate) of Contract Fund Value	All Funds except SAS Account: 0.00% annually (0.00% monthly rate) of Contract Fund Value SAS Account: 0.23% annually (0.019% monthly rate) of Contract Fund Value
Administrative Charge	Monthly, on each Monthly Processing Date
Maximum Charge[7]		$33 (monthly)	$14 (monthly)
Minimum Charge[8]		$16 (monthly)	$6 (monthly)
Charge for Insured Age 35, Male, Premier Non-Tobacco underwriting classification		$19 (monthly)	$8 (monthly)
Specified Amount Charge	Monthly, on each Monthly Processing Date during the first ten Policy Years
Maximum Charge[9]		Same as current charge	1.375% (monthly) of Target Premium during Policy Years 1-10
Minimum Charge[10]		Same as current charge	1.021% (monthly) of Target Premium during Policy Years 1-10
Charge for Insured Age 35, Male, Premier Non-Tobacco underwriting classification		Same as current charge	1.25% (monthly) of Target Premium during Policy Years 1-10
Death Benefit Guarantee Charge	Monthly, on each Monthly Processing Date when the Death Benefit Guarantee is in force	$0.02 per $1,000 of Guaranteed Minimum Death Benefit	$0.01 per $1,000 of Guaranteed Minimum Death Benefit
Policy Debt Expense Charge[11]	Monthly, on each Monthly Processing Date when there is Policy Debt	All Policy Years 2.00% annually (0.17% monthly rate) of Policy Debt	0.71% annually (0.0592% monthly rate) of Policy Debt for Policy Years 1-20 0.21% annually (0.0175% monthly rate) of Policy Debt for Policy Years 21 and above
Underwriting and Issue Charge[12]	Monthly, on each Monthly Processing Date during the first ten Policy Years
Maximum Charge[13]		Same as current charge	$0.026 (monthly) per $1,000 of Initial Specified Amount
Minimum Charge[14]		Same as current charge	$0.005 (monthly) per $1,000 of Initial Specified Amount
Charge for Insured Age 35, Male, Premier Non-Tobacco underwriting classification		Same as current charge	$0.007 (monthly) per $1,000 of Initial Specified Amount
Payment of Selected Monthly Premium Upon Total Disability Benefit Charge[15]	Monthly, on each Monthly Processing Date
Maximum Charge[16]		The greater of $0.09 (monthly) per $1.00 of Selected Monthly Premium, or $0.14 (monthly) per $1.00 of Specified Monthly Charges	The greater of $0.03 (monthly) per $1.00 of Selected Monthly Premium, or $0.05 (monthly) per $1.00 of Specified Monthly Charges
Minimum Charge[17]		$0.003 (monthly) per $1.00 of Selected Monthly Premium	$0.001 (monthly) per $1.00 of Selected Monthly Premium

Charge for Insured Age 35, Male, Premier Non-Tobacco underwriting classification		$0.01 per $1.00 of Selected Monthly Premium	$0.003 (monthly) per $1.00 of Selected Monthly Premium
Additional Purchase Benefit Charge[18]	Monthly, on each Monthly Processing Date
Maximum Charge[19]		$0.14 (monthly) per $1,000 of additional purchase benefit amount	$0.03 (monthly) per $1,000 of additional purchase benefit amount
Minimum Charge[20]		$0.04 (monthly) per $1,000 of additional purchase benefit amount	$0.01 (monthly) per $1,000 of additional purchase benefit amount
Charge for Insured, Issue Age 0, Male		$0.04 (monthly) per $1,000 of additional purchase benefit amount	$0.02 (monthly) per $1,000 of additional purchase benefit

[1]

The charges described in this table may vary based upon one or more characteristics of the Policy, such as factors including but not limited to: Insured underwriting classification, Issue Age, sex, underwriting amount, Specified Amount, Target Premium, Policy Debt, and Policy Year. Charges may be different if your Policy is “Paid-up.” Therefore, the charges shown in the table may not be representative of the charges a particular Owner may pay. Your Policy schedule pages will indicate the Guaranteed Maximum Charge for each periodic charge under your Policy. In addition, where appropriate, all charges in the table expressed in dollars have been rounded to the nearest dollar, and all amounts that would round to zero have been rounded to the nearest penny or less, as necessary. Please request an illustration from your Financial Representative for personalized information, including the particular charges applicable to your Policy. Unless otherwise noted, the charges in the table represent the monthly rate. Please see “Policy Anniversary” and “Policy Date” in the Glossary to help you understand how they will affect the charges applicable to your Policy.

[2]

The Cost of Insurance Charge will vary based on factors including but not limited to the Insured’s Attained Age, sex, underwriting classification, underwriting amount, and Policy Year. The Cost of Insurance Charges shown in the table may not be representative of the charges a particular Owner may pay. The net amount at risk is the difference between the Death Benefit and the Policy Value.

[3]

The Maximum Charge for the Cost of Insurance Charge assumes that the Insured has the following characteristic: Attained Age 120. Charges applicable to other combinations of Policy Year and Insured characteristics may be the same as the charge shown for the Maximum Charge for the Cost of Insurance Charge.

[4]

For the Minimum Charge for the Cost of Insurance Charge, the Current Charge assumes that the Policy is in the first Policy Year, and that the Insured has the following characteristics: Female, Issue Ages 1-10, Premier Non-Tobacco underwriting classification. For the Minimum Charge for the Cost of Insurance Charge, the Guaranteed Maximum Charge assumes that the Insured has the following characteristics: Female, Issue Ages 1-13, Premier Non-Tobacco underwriting classification. Charges applicable to other combinations of Policy Year and Insured characteristics may be the same as the charge shown for the Minimum Charge for the Cost of Insurance Charge.

[5]

The amount of the Cost of Insurance Charge is determined by multiplying the net amount at risk by the cost of insurance rate. The net amount at risk is the difference between the Death Benefit (or the Guaranteed Minimum Death Benefit if the Policy is in force under the Death Benefit Guarantee) and the Policy Value. Generally, the cost of insurance rate will increase each Policy Year.

[6]

For purposes of this charge, the Contract Fund Value is as of the day previous to a Monthly Processing Date plus investment results and interest credited applicable for that Monthly Processing Date. This charge may vary based on the proportionate amount of Contract Fund Value in the NM Strength and Stability Account and/or different rates may apply to amounts in the Divisions versus amounts in the SAS Account.

[7]

The Maximum Charge for the Administrative Charge assumes that the Insured has the following characteristics: Issue Age 75, Class 1 to 9 Non-Tobacco/Occasional Tobacco, Standard Plus Tobacco, and Class 1 to 7 Tobacco underwriting classification.

[8]

The Minimum Charge for the Administrative Charge assumes that the Insured has the following characteristics: Issue Ages 0-15, Premier, Preferred, and Standard Plus Non-Tobacco and Premier and Preferred Tobacco underwriting classification.

[9]

For the Maximum Charge for the Specified Amount Charge, the Current Charge and the Guaranteed Maximum Charge assumes that the Insured has the following characteristics: Issue Age 65, Class Preferred, Standard Plus and Class 1 to 7 Tobacco underwriting classification.

[10]

The Minimum Charge for the Specified Amount Charge, the Current Charge and the Guaranteed Maximum Charge assumes that the Insured has the following characteristics: Issue age 15, Class Premier, Preferred Non-Tobacco/Occasional Tobacco underwriting.

[11]

This charge is deducted from Contract Fund Value when there is Policy Debt and is intended to cover the costs associated with loans. This charge, that has a guaranteed maximum rate of 2%, encompasses any loan interest spread, which is the difference between the interest rate charged on policy loan amounts and the interest rate credited on amounts designated as collateral for the loan. The interest rates charged to loan amounts and credited to collateral are adjustable but are subject to a guaranteed maximum difference of 2%. Please see “Policy Loans” for more information regarding how the loan interest rate is calculated.

[12]	The current minimum Specified Amount is $100,000 for Issue Ages 18-75 and $50,000 for Issue Ages 0-17.
[13]

The Maximum Charge for the Underwriting and Issue Charge assumes that the Insured has the following characteristics: Issue Age 25, Class 1 to 9 Non-Tobacco/Occasional Tobacco, Standard Plus Tobacco, and Class 1 to 7 Tobacco underwriting classification.

[14]

The Minimum Charge for the Underwriting and Issue Charge assumes that the Insured has the following characteristics: Issue Age 55, Premier, Preferred; and Standard Plus Non-Tobacco/Occasional Tobacco; Premier and Preferred Tobacco underwriting classification.

[15]

The charges for the Payment of Selected Monthly Premium Upon Total Disability vary based on the Insured’s Attained Age, underwriting classification, and “Selected Monthly Premium,” and may increase from year to year. Selected Monthly Premium is an amount the Owner selects subject to a maximum permitted amount. The charges shown in the table may not be representative of the charges a particular Owner may pay. If selected, the Selected Monthly Premium Benefit provides, during the total disability of the Insured, for the payment of the greater of (1) the Selected Monthly Premium or (2) the amount needed to provide for the payment of the “Specified Monthly Charges” (current Monthly Policy Charges excluding the Monthly Policy Debt Expense Charge and the charge for this benefit). The monthly charge for this benefit is the greater of the selected monthly premium rate times the Selected Monthly Premium or the specified monthly charges rate times the Specified Monthly Charges. If this optional benefit is selected, the maximum rates are shown in your Policy.

[16]

The Maximum Charge for the Payment of Selected Monthly Premium Upon Total Disability Charge assumes that the Insured has the following characteristics: Attained Age 57, standard underwriting classification.

[17]

The Minimum Charge for the Payment of Selected Monthly Premium Upon Total Disability Charge assumes that the Insured has the following characteristics: Attained Ages 0-17, standard underwriting classification. This assumes the amount of the charge determined by the Selected Monthly Premium is greater than the amount of the charge determined by the Specified Monthly Charges.

[18]

The charges for the Additional Purchase Benefit vary based on the Insured’s gender and Attained Age at the time the benefit is added to the Policy. The charges shown in the table may not be representative of the charges a particular Owner may pay. The maximum Additional Purchase Benefit amount is the lesser of two times the Specified Amount and $200,000.

[19]

The Current Charge for the Maximum Charge for the Additional Purchase Benefit Charge assumes that the Insured has the following characteristics: Male, Benefit added at Attained Age 13-14. The Guaranteed Maximum Charge for the Additional Purchase Benefit Charge assumes that the Insured has the following characteristics: Benefit added at Attained Age 38 for Male or Female.

[20]

The Current Charge for the Minimum Charge for the Additional Purchase Benefit Charge assumes that the Insured has the following characteristics: Female, Benefit added at Attained Age 36 and 38. The Guaranteed Maximum Charge for the Minimum Charge of the Additional Purchase Benefit Charge assumes that the Insured has the following characteristic: Male or Female, Benefit added at Attained Age 0.

Annual Portfolio Operating Expenses

The table below shows the range (minimum and maximum) of total operating expenses charged by the Portfolios that you may pay periodically during the time you own the Policy. A complete list of the Portfolios available under the Policy, including their annual expenses, may be found at the back of this document.

	Minimum**	Maximum**
Annual Portfolio Operating Expenses (expenses deducted from Portfolio assets, including management fees, distribution (12b-1) fees, and other expenses as a percentage of average Portfolio assets)%		%
Annual Portfolio Operating Expenses After Contractual Fee Waiver or Reimbursement*	%	%

*

The “Annual Portfolio Operating Expenses After Contractual Fee Waiver or Reimbursement” line in the above table shows the minimum and maximum fees and expenses charged by all of the Portfolios after taking into account contractual fee waiver or reimbursement arrangements in place. Those contractual arrangements are designed to reduce Annual Portfolio Operating Expenses and [will continue for at least one year from the date of this summary prospectus.]

**	As a percentage of average Portfolio Assets.

Glossary

APPLICATION

The form completed by the applicant when applying for coverage under the Policy. This includes any:

1.    amendments or endorsements;

2.    supplemental Applications;

3.    reinstatement Applications; and

4.    Policy change Applications.

ATTAINED AGE

The Insured’s Issue Age listed in the Policy schedule pages, plus the number of complete Policy Years that have elapsed since the Policy Date.

CASH SURRENDER VALUE

An amount equal to the Policy Value minus the sum of Policy Debt and any surrender charge. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Accumulated Value After Loan and Surrender Charge may be used in place of Cash Surrender Value. In some circumstances, the terms Accumulated Value After Loan, Accumulated Value After Surrender Charge, or Net Accumulated Value may be used to describe your Cash Surrender Value, as appropriate.

CONTRACT FUND VALUE

An amount equal to amounts in the Divisions and the NM Strength and Stability Account but does not include Policy Debt. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Accumulated Value may be used in place of Contract Fund Value. In some circumstances, the terms Accumulated Value After Loan, Accumulated Value After Surrender Charge, or Net Accumulated Value may be used to describe your Contract Fund Value after deductions for a surrender charge or an outstanding loan, as appropriate.

DATE OF ISSUE

The date on which insurance coverage takes effect and the date on which the suicide and contestable periods begin. The date is shown in the Policy.

DEATH BENEFIT

The gross amount payable to the Beneficiary upon the death of the Insured, before the deduction of Policy Debt and other adjustments. (See “Life Insurance Benefit”).

DIVISION

A subdivision of the Separate Account. We invest each Division’s assets exclusively in shares of one Portfolio.

FINANCIAL REPRESENTATIVE

An individual who is authorized to sell you the Policy and who is licensed both as a Northwestern Mutual insurance agent and as a registered as a representative of our affiliate, Northwestern Mutual Investment Services, LLC, the principal underwriter of the Policy.

FUND

Each Fund is registered under the 1940 Act as an open-end management investment company or as a unit investment trust, or is not required to be registered under the Act. Each Portfolio of the Funds is available as an investment option under the Policy. The assets of each of the Divisions of the Separate Account are used to purchase shares of the corresponding Portfolio of a Fund.

GENERAL ACCOUNT

All assets of the Company, other than those held in the Separate Account or in other separate accounts that have been or may be established by the Company.

GOOD ORDER

Your request or payment meets all the current requirements necessary for us to process it. For certain requests this may include, as applicable, the return of proceeds, evidence of insurability, underwriting, MEC-limit (or insurance qualification) requirements, any premium payments due, instructions as to payment due dates, or proper completion of certain Northwestern Mutual forms.

HOME OFFICE

Our office at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4797.

INCOME PLAN

An optional method of receiving the Death Benefit, maturity benefit, surrender proceeds or withdrawal proceeds of an insurance policy or annuity contract through a series of periodic payments. An Income Plan may also be known as a “payment plan.”

IN FORCE DATE

The date on which the initial Net Premium is transferred from the General Account to the Separate Account after you have met all the conditions necessary for us to proceed with the final issuance of your Policy, such as determination of underwriting classification, receipt of minimum premiums and receipt of all paperwork in Good Order.

INITIAL ALLOCATION DATE

The date identified in the Policy on which we first allocate Net Premium to the Divisions of the Separate Account and/or the NM Strength and Stability Account according to the Owner’s instructions.

INITIAL SPECIFIED AMOUNT

The Specified Amount of coverage on the Date of Issue of the Policy.

INSURED

The person named as the Insured on the Application and in the Policy.

INVESTMENT ACCOUNT

Amounts allocated to the Divisions of the Separate Account. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Invested Assets may be used in place of Investment Account.

ISSUE AGE

The Insured’s age on his/her birthday nearest the Policy Date.

LIFE INSURANCE BENEFIT

The net amount payable upon the death of the Insured. The Life Insurance Benefit equals the Death Benefit (or the Guaranteed Minimum Death Benefit if the Policy is in force under the Death Benefit Guarantee) reduced by any outstanding Policy Debt and other adjustments if death occurs during a grace period.

LOAN VALUE

An amount equal to 90% of the excess of the Policy Value on the date of the loan over the surrender charge that would be applicable to a surrender on the date of the loan.

MONTHLY POLICY CHARGE

The amount equal to the sum of:

1.	the monthly cost of insurance charge;
2.	the monthly percent of contract fund value charge;
3.	the monthly administrative charge;
4.	the monthly Specified Amount charge;
5.	the monthly underwriting and issue charge;
6.	the monthly cost of any optional benefit, if applicable;
7.	the monthly Policy Debt Expense charge, if applicable; and
8.	the monthly Death Benefit Guarantee charge, if applicable.

MONTHLY PROCESSING DATE

The first Monthly Processing Date is the Policy Date; thereafter, the Monthly Processing Date is the same day of each month as the Policy Date. If the Monthly Processing Date would otherwise fall on the 29th, 30th, or 31st of the month, monthly processing will occur on that day or on the last day of the month if the month does not have that day.

NET PREMIUM(S)

The amount of Premium Payment remaining after the Premium Expense Charges have been deducted.

NM STRENGTH AND STABILITY ACCOUNT

Amounts allocated or transferred to a fixed interest crediting option on or after the NM Strength and Stability Account availability date that are part of the Company’s General Account.

NYSE

New York Stock Exchange.

OWNER (You, Your)

The person named in the Application as the Owner, or the person who becomes Owner by transfer or succession.

POLICY ANNIVERSARY

The same day and month as the Policy Date in each year following the first Policy Year.

POLICY DATE

The date shown on the Policy Schedule Page from which the following are computed:

1.    Policy Year;

2.    Policy Anniversary;

3.    Monthly Processing Date;

4.    Death Benefit Guarantee Period;

5.    the Issue Age of Insured; and

6.    the Attained Age of the Insured.

POLICY DEBT

The total amount of all outstanding Policy loans, including both principal and accrued interest.

POLICY GRACE PERIOD

A 61-day period after which a Policy will lapse if you do not make a sufficient payment.

POLICY VALUE

The sum of Contract Fund Value and Policy Debt. Please note that in certain contexts outside of the Prospectus, such as sales literature, notices and/or other materials, the term Accumulated Value may be used in place of Policy Value. In some circumstances, the terms Accumulated Value After Loan, Accumulated Value After Surrender Charge, or Net Accumulated Value may be used to describe your Policy Value after deductions for a surrender charge or an outstanding loan, as appropriate.

POLICY YEAR

A year that starts on the Policy Date or on a Policy Anniversary.

PORTFOLIO

A series of a Fund available for investment under the Policy which corresponds to a particular Division of the Separate Account.

PREMIUM PAYMENTS

All payments you make under the Policy other than loan repayments and transaction fees.

SEPARATE ACCOUNT

Northwestern Mutual Variable Life Account II.

SPECIFIED AMOUNT

The amount you select, subject to minimums and underwriting requirements we establish, which is used in determining the insurance coverage on an Insured’s life.

TARGET PREMIUM

An amount based on the Specified Amount, Death Benefit Guarantee Period, any optional benefits, and factors relating to the Insured including but not limited to Issue Age, sex, and underwriting classification, used to compute certain charges. The Target Premium is the dollar amount identified in the Maximum Sales Load section of the Policy schedule pages.

Additional Information

More information about the Policy and Contract and Separate Account is included in a Statement of Additional Information (“SAI”), which is dated the same day as this Summary Prospectus and the prospectus, and is available free of charge from The Northwestern Mutual Life Insurance Company. To request a free copy of the Separate Account’s SAI, or current annual report, call Advanced Markets Operations toll-free at (866)464-3800. Under certain circumstances you or your Financial Representative may be able to obtain these documents online at www.northwesternmutual.com. Reports and other information about the Separate Account are available on the SEC’s Internet site at http://www.sec.gov, or they may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

This Summary Prospectus incorporates by reference the prospectus for the Policy and the SAI, both dated May 1, 2021, as amended or supplemented.

Edgar Contract Identifier: C00021250

APPENDIX: Portfolios Available under Your Policy

The following is a list of Portfolios available under the Policy. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at [NMwebsite.com]. You can also request this information at no cost by calling (866) 464-3800 or by sending an email request to [NMemailaddress.com].

The current expenses and performance information below reflects fees and expenses of the Portfolios, but do not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Investment Objective	Portfolio	Adviser/ Sub-adviser (if applicable)	Current Expenses[1]	Average Annual Total Returns (as of 12/31/2020)
				1 Year	5 Year	10 year
Long-term growth of capital with current income as a secondary objective	Growth Stock Portfolio[2]	Mason Street Advisors, LLC (MSA)/T. Rowe Price Associates, Inc
Long-term growth of capital	Focused Appreciation Portfolio[2]	MSA/Loomis, Sayles & Company, L.P.
Long-term growth of capital and income	Large Cap Core Stock Portfolio[2]	MSA/ Wellington Management Company LLP
Long-term growth of capital and income	Large Cap Blend Portfolio[2]	MSA/ Fiduciary Management, Inc.
Investment results that approximate performance of Standard & Poor’s 500® Composite Stock Price Index	Index 500 Stock Portfolio[2]	MSA
Long-term growth and income as a secondary objective	Large Company Value Portfolio[2]	MSA/American Century Investment Management, Inc.
Long-term growth of capital and income	Domestic Equity Portfolio[2]	Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust
Long-term growth of capital and income	Equity Income Portfolio[2]	MSA/ T. Rowe Price Associates, Inc
Long-term growth of capital	Mid Cap Growth Stock Portfolio[2]	MSA/ Wellington Management Company LLP
Investment results that approximate performance of S&P MidCap 400® Stock Price Index	Index 400 Stock Portfolio[2]	MSA
Long-term capital growth	Mid Cap Value Portfolio[2]	MSA/American Century Investment Management, Inc.
Long-term growth of capital	Small Cap Growth Stock Portfolio[2]	MSA/ Wellington Management Company LLP

Investment results that approximate performance of Standard & Poor’s SmallCap 600® Index	Index 600 Stock Portfolio[2]	MSA
Long-term growth of capital	Small Cap Value Portfolio[2]	MSA/ T. Rowe Price Associates, Inc
Long-term growth of capital	International Growth Portfolio[2]	MSA/FIAM LLC
Capital appreciation	Research International Core Portfolio[2]	MSA/Aberdeen Asset Managers Limited
Long-term growth of capital	International Equity Portfolio[2]	MSA/Templeton Investment Counsel, LLC
Capital appreciation	Emerging Markets Equity Portfolio[2]	MSA/ Massachusetts Financial Services Company
Maximum current income consistent with liquidity and stability of capital	Government Money Market Portfolio[2]	MSA/BlackRock Advisors, LLC
Provide as high a level of current income consistent with prudent investment risk	Short-Term Bond Portfolio[2]	MSA/ T. Rowe Price Associates, Inc
Provide as high a level of total return consistent with prudent investment risk; a secondary objective to seek preservation of shareholders’ capital	Select Bond Portfolio[2]	MSA/Wells Capital Management, Inc.
Maximum total return, consistent with preservation of capital and prudent investment management	Long-Term U.S. Government Bond Portfolio[2]	MSA/Pacific Investment Management Company LLC
Pursue total return using a strategy that seeks to protect against U.S. inflation	Inflation Protection Portfolio[2]	MSA/American Century Investment Management, Inc.
High current income and capital appreciation	High Yield Bond Portfolio[2]	MSA/Federated Investment Management Company
Maximum total return, consistent with prudent investment management	Multi-Sector Bond Portfolio[2]	MSA/Pacific Investment Management Company LLC
Realize as high a level of total return consistent with prudent investment risk, through income and capital appreciation	Balanced Portfolio[2]	MSA

Realize as high a level of total return as is consistent with reasonable investment risk	Asset Allocation Portfolio[2]	MSA
Long-term growth of capital	Fidelity® VIP Mid Cap Portfolio – Initial Class[3]	Fidelity Management & Research Company/FMR Co., Inc.[4]
Long-term capital appreciation	Fidelity® VIP Contrafund® Portfolio – Initial Class[3]	Fidelity Management & Research Company/FMR Co., Inc.[4]
Long-term growth of capital by investing primarily in securities of companies that meet Portfolio’s environmental, social and governance criteria	Sustainable Equity Portfolio[5]	Neuberger Berman Advisers Management Trust
Long-term growth of capital	U.S. Strategic Equity Fund[6]	Russell Investment Management LLC (RIM)[7]
Long-term growth of capital	U.S. Small Cap Equity Fund[6]	RIM[7]
Current income and long-term growth of capital	Global Real Estate Securities Fund[6]	RIM[7]
Long-term growth of capital	International Developed Markets Fund[6]	RIM[7]
Total return	Strategic Bond Fund[6]	RIM[7]
Current income and moderate long-term capital appreciation	LifePoints® Variable Target Portfolio Series Moderate Strategy Fund[6]	RIM[7]
Above-average long-term capital appreciation and moderate level of current income	LifePoints® Variable Target Portfolio Series Balanced Strategy Fund[6]	RIM[7]
High long-term capital appreciation; as a secondary objective, current income	LifePoints® Variable Target Portfolio Series Growth Strategy Fund[6]	RIM[7]

High long-term capital appreciation	LifePoints® Variable Target Portfolio Series Equity Growth Strategy Fund[6]	RIM[7]
Total return	Commodity Return Strategy Portfolio – Class 2[8]	Credit Suisse Asset Management, LLC

1 [Footnote for each figure in this column that reflects a waiver: This reflects an expense reimbursements and/or fee waiver arrangement that is in place and reported in the Portfolio’s registration statement. This agreement may be terminated in the future and, therefore, the expense figures shown reflect temporary fee reductions.]

2 A series of Northwestern Mutual Series Fund, Inc., for which MSA, our wholly-owned company, serves as investment adviser.

3 The Fidelity® VIP Mid Cap Portfolio and the Fidelity® VIP Contrafund® Portfolio are series of Variable Insurance Products Fund III and the Variable Insurance Products Fund II, respectively.

4. The following affiliates of Fidelity Management & Research Company also assist with foreign investments for each Portfolio: Fidelity Management & Research (U.K.) Inc., Fidelity Management & Research (Hong Kong) Limited, and Fidelity Management & Research (Japan) Inc.

5 A series of Neuberger Berman Advisers Management Trust.

6 A series of Russell Investment Funds.

7Assets of each Portfolio are invested by one or more investment management organizations researched and recommended by Russell Investment Management LLC, the investment adviser for the Russell Investment Funds.

8 A series of Credit Suisse Trust.